Exhibit 99.1

News Release PS Business Parks, Inc. 701 Western Avenue Glendale, CA 91201-2349 psbusinessparks.com

For Release:	Immediately
Date:	March 23, 2022
Contact:	Adeel Khan
(818) 244-8080, Ext. 8975

PS Business Parks, Inc. President and CEO Dan “Mac” Chandler, III Steps Down for Health Reasons; Stephen W. Wilson to Continue to Serve as Interim President and Chief Executive Officer

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) today announced that Dan “Mac” Chandler, III, the Company’s President and Chief Executive Officer, who has been on medical leave since January 17, 2022, will step down as President and Chief Executive Officer and as a member of the Board of Directors for health reasons, effective March 23, 2022. Stephen W. Wilson, who was appointed interim President and Chief Executive Officer on January 17, 2022, will continue to serve in that role, and will continue to be supported by the Company’s senior management team, including Maria R. Hawthorne, interim Chief Operating Officer, and Adeel Khan, Chief Financial Officer.

Mr. Chandler said, “While it has been an honor to lead this inspiring company, I must step down as President and CEO due to my health condition. I am confident that Steve, Maria, Adeel, and the rest of the management team will continue to lead the Company effectively and in the interest of our stockholders.”

Ronald L. Havner, Jr., the Company’s Chairman of the Board, said, “On behalf of the Board and all the Company’s employees, we thank Mac for his efforts as our CEO and offer him and his family our best wishes.”

Mr. Havner continued, “We are fortunate that Steve and Maria have agreed to continue to serve as interim President and Chief Executive Officer and interim Chief Operating Officer, respectively. The Board will continue to work closely with Steve, Maria, Adeel, and the other members of the Company’s seasoned senior management team to continue to serve our customers and create long-term value for our stakeholders through the continuing execution of our strategic plan.”

Company Information

PS Business Parks, Inc. (NYSE:PSB), a S&P MidCap 400 company, is a REIT that acquires, develops, owns, and operates commercial properties, predominantly multi-tenant industrial, industrial-flex, and low-rise suburban office space. Located primarily in major coastal markets, PS Business Parks’ 97 properties serve approximately 5,000 tenants in 28 million square feet of space as of December 31, 2021. The portfolio also includes 800 residential units (including units in-process).

Forward-Looking Statements

When used within this press release, the words “may,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends,” and similar expressions are intended to identify “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements, including but not limited to: (i) the duration and severity of the COVID-19 pandemic and its impact on our business and our customers; (ii) changes in general economic and business conditions, including as a result of the economic fallout of the COVID-19 pandemic; (iii) potential regulatory actions to close our facilities or limit our ability to evict delinquent customers; (iv) decreases in rental rates or increases in vacancy rates/failure to renew or replace expiring leases; (v) tenant defaults; (vi) the effect of the recent credit and financial market conditions; (vii) our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended; (viii) the economic health of our customers; (ix) the health of our officers and directors; (x) increases in operating costs; (xi) casualties to our properties not covered by insurance; (xii) the availability and cost of capital; (xiii) increases in interest rates and its effect on our stock price; (xiv) security breaches, including ransomware, or a failure of our networks, systems or technology which could adversely impact our operations or our business, customer, and employee relationships or result in fraudulent payments; (xv) the impact of inflation; and (xvi) other factors discussed in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

Additional information about PS Business Parks, Inc. is available on the Company’s website, which can be found at psbusinessparks.com.

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